UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                                                      SEC File Number: 000-30523
                                                      Cusip Number: 32111B1-0-4

                           NOTIFICATION OF LATE FILING

(Check One):   [ ] Form 10-K   [ ] Form 11-K   [ ] Form 20-F   |X| Form 10-Q
               [ ] Form 10-D   [ ] Form N-SAR

For Period Ended: June 30, 2007

               [ ] Transition Report on Form 10-K
               [ ] Transition Report on Form 10-Q
               [ ] Transition Report on Form 20-F
               [ ] Transition Report on Form 11-K
               [ ] Transition Report on Form N-SARe
               For the Transition Period Ended:

            Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

First National Bancshares, Inc.
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Full Name of Registrant

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Former Name if Applicable

215 North Pine Street
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Address of Principal Executive Office (Street and Number)

Spartanburg, South Carolina 29302
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City, State and Zip Code

PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

      (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K, Form N-SAR, or Form N-CSR, or portion thereof will, be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q,or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 11-K, 20-F, 10-Q, 10-D, N-SAR, N-CSR, or the transition report portion thereof, could not be filed within the prescribed time period.

Although the issuer attempted to file timely on August 14, 2007, the issuer did not file its report on Form 10-Q because of a technical difficulty with the issuer's local internet service, which prevented the issuer from delivering its report to a third-party service provider for edgarization. The issuer expects to file its report on Form 10-Q on August 15, 2007.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                 Kitty B. Payne            (864)                594-5694
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                  (Name)                 (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). |X| Yes [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes |X| No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         First National Bancshares, Inc.
                  (Name of Registrant as Specified in Charter) has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.




Date: August 14, 2007                By: /s/ Kitty B. Payne
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                                         Kitty B. Payne, Chief Financial Officer